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                                                                    Exhibit 10.3

                        PROFESSIONAL SERVICES AGREEMENT

     This Professional Services Agreement (the "Agreement") is effective as of June 30, 2000 2000 ("Effective Date") by and between Sylvan Learning Systems, Inc., a Maryland corporation ("Sylvan") and eSylvan, Inc., a Maryland corporation ("eSylvan").

Recitals
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A.   Sylvan is the licensor of a franchise system pursuant to which it licenses to certain persons (the "Licensees" and each a "Licensee") the right to offer the Sylvan-proprietary system of programs, systems, teaching and management techniques, individualized diagnostic tests and academic and educational courses or programs designed to be personally taught, supervised or administered to students who come to a Licensee's location(s) (each a "Center") for in-person instruction, or such rights as are specifically described in a specific Licensee's license agreement (such system of licensed Centers, Sylvan's company-owned Centers and the services Centers offer, the "Sylvan Learning Center System").

B. Sylvan has determined that to respond to the actual and anticipated actions of its competitors and to take advantage of new means of making educational services available to the public, Sylvan must and should develop, in addition to the Sylvan Learning Center System, an Internet version of Sylvan's proprietary programs, system and teaching and management techniques (the "Sylvan On-Line System").

C. Sylvan has concluded that the most effective way to develop and roll-out the Sylvan On-Line System is to establish a separate company, eSylvan. Sylvan has granted to eSylvan the exclusive right to develop and offer the Sylvan On-Line System, pursuant to a license agreement, dated as of the date of this Agreement with eSylvan (the "eSylvan License Agreement").

D. Sylvan desires that Licensees support the development of the Sylvan On-line System and desires to facilitate the support of the Licensees, and to do so, intends to offer the Licensees the opportunity to participate in its program for Center participation in the Sylvan On-Line System (each participating Licensee, a "Participant") pursuant to a separate participation agreement (each a "Participation Agreement") with each Participant.

E. The SLC Franchise Owners Association, Inc. (the "FOA") is a non-profit trade association, heretofore established, whose members include Licensees and which was established, among other reasons, to represent Licensees in discussions with Sylvan of issues pertinent to their relationships with Sylvan. Sylvan has asked the FOA to support the development and marketing of the Sylvan On-Line System and, accordingly, has entered into an agreement with the FOA dated as of the date of this Agreement (the "Program Agreement"), setting forth certain covenants and agreements relating the establishment of eSylvan and the participation of the Participants in the Sylvan On-Line System. Under the Program Agreement, Sylvan has agreed to create a committee (the "eSylvan Committee") comprised of representatives of Sylvan and the FOA to assist Sylvan in overseeing its participation in the Sylvan On-Line System.
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F.   As part of the Sylvan On-Line System, Sylvan and eSylvan desire to cooperate in certain marketing arrangements, provide each other with student referrals and Sylvan desires to provide and eSylvan desires to obtain tutoring and other professional services.

     NOW, THEREFORE, for and in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.  Term.  This Agreement shall remain in effect until the termination or
         ----
expiration of the eSylvan License Agreement.

     2.  Referral of Students to Sylvan On-Line System
         ---------------------------------------------

         2.1 For each student that Sylvan refers (which term shall include referrals by Sylvan or referrals directly from Participants) for participation in the Sylvan On-line System, Sylvan shall receive 5% (to a maximum of $100) of all revenues received by eSylvan for the program(s) to which such the student initially subscribes, including without limitation related testing and registration fees.

         2.2 Referred students are not required to be existing enrolled students in the Sylvan Learning Center System. So long as (i) a prospective Sylvan On-Line System student uses a Sylvan Learning Center System Center number or location when initially enrolling for the Sylvan On-Line System, or (ii) Sylvan (or a Participant) sends an email referral to eSylvan, the Sylvan On-Line System prospective student will count as a Sylvan referred student. When completing an on-line enrollment application, each prospective student will be asked to indicate the number or location of the Sylvan Learning Center System Center, if any, that referred the prospective Sylvan On-Line System student. Sylvan may include Sylvan Learning Center System Center numbers on promotional materials it displays, in pamphlets it distributes and in any advertising it does.

         2.3 eSylvan is obligated to pay Sylvan only to the extent that eSylvan actually receives revenues from a referred student (e.g., if a student enrolls and pays a 25% deposit but then drops out and no more is collected from the student, Sylvan receives 5% (to a maximum of $100) of the 25% portion of the course fee collected by eSylvan).

         2.4 For each student enrollment that a Participant generates for the Sylvan On-Line System from its Center, in addition to the referral fees set forth above, Sylvan shall receive a sales commission from eSylvan equal to five percent (5%) (up to a maximum of $100) of the revenues received by eSylvan for the first program(s) to which such student initially subscribes through the Center. For the purposes of this Section 2.4, a "student enrollment" shall be defined as the on-line submission by a Participant or Sylvan to eSylvan for engagement in the Sylvan On-Line System of an enrollment form and payment in the form of a credit card number or electronic fund transfer check number or other acceptable payment method.

  3.     Referral of Students to Sylvan Learning Center System
         -----------------------------------------------------

         3.1 For each student that eSylvan refers to Sylvan (whether to Sylvan or directly to a Participant) who enrolls in and pays for a Sylvan diagnostic/prescriptive program, Sylvan will pay eSylvan 5% (to a maximum of $100) of all revenues received by Sylvan or a Participant for such program, including without limitation testing and registration fees. For each
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student eSylvan refers to Sylvan for programs other than diagnostic/prescriptive programs, Sylvan shall pay eSylvan 5% (to a maximum of $100) of the revenues received by Sylvan or a Participant for the first program(s) to which such student initially subscribes.

         3.2 Sylvan is obligated to pay eSylvan only to the extent Sylvan or a Participant actually receives revenues from a referred student (e.g., if a student enrolls and pays a 25% deposit but then drops out and no more is collected from the student, eSylvan receives 5% of the 25% portion of the course fee collected by Sylvan or a Participant).

  4.     Professional Services
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         4.1  Prior to assigning any diagnostic/prescriptive instructors to a student of the Sylvan On-Line System, eSylvan shall request Sylvan to provide a diagnostic/prescriptive instructor for such student for a committed period. In the event that Sylvan is unable to provide a diagnostic/prescriptive instructor at the time and in the discipline requested by the student, subject to the requirement of the Sylvan On-Line System to maintain student-teacher ratios of 3:1, eSylvan may use diagnostic/prescriptive instructors that are not provided by Sylvan.

         4.2 If eSylvan requests Sylvan (which shall include any direct request to a Participant) to nominate and manage Sylvan-certified diagnostic/prescriptive instructors, other instructors, Education Directors and sales personnel in the Sylvan On-Line System. Sylvan is not required to respond to such request. However, to the extent Sylvan makes personnel available to eSylvan in connection with the Sylvan On-Line System for committed periods, eSylvan shall reimburse Sylvan for Base Salary* plus a 30% Management Fee for each hour of direct instruction or test administration (including any preparation time specified by eSylvan), or, for education directors, to conduct parent conferences. In addition, other services (as for example, school conferences) may be required and authorized by eSylvan and corresponding fees payable, all as approved from time to time by the eSylvan Committee. Such fees shall be payable monthly not later than 20 days after the end of the month during which such services were delivered.

         4.3 If Sylvan (or a Participant) refers personnel to Sylvan for engagement in the Sylvan On-line System on an independent contractor basis, eSylvan shall pay Sylvan a Referral Fee, as set forth below. Once a Sylvan-nominated independent contractor has provided 40 hours of service on behalf of the Sylvan On-line System, eSylvan will pay to Sylvan the Referral Fee irrespective of the number of additional times such tutor is used with the initial student or other students. Such fees shall be payable quarterly not later than 20 days after the end of the quarter during which such fees accrued.


                                                       MANAGEMENT FEES           REFERRAL FEES
                                                 ---------------------------  -------------------
DIAGNOSTIC/PRESCRIPTIVE INSTRUCTORS                  BASE SALARY* X 1.3              $100
TEST ADMINISTRATORS                                  BASE SALARY* X 1.3              $100
EDUCATION DIRECTORS                                  BASE SALARY* X 1.3              $100

* Base salary shall mean the base hourly salary paid by Sylvan or a Participant to the tutor or director, exclusive of taxes and benefits.
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     5.  Co-Marketing
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         5.1  Support of Sylvan Learning Centers System.  During the term of
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this Agreement, eSylvan shall include on its website a prominent link to the
Sylvan Learning Centers System website and such other promotional initiatives as may be approved by the SLC National Advertising Fund, Inc. During the term of this Agreement, Sylvan shall include on its website a prominent link to the Sylvan On-Line System website and such other promotional incentives as eSylvan may reasonably request subject to the approval of the SLC National Advertising Fund, Inc.

         5.2 Sylvan shall adhere to eSylvan's reasonable directives concerning promotion of the Sylvan On-Line System, including displaying posters or other promotional materials in Sylvan-owned Centers and using commercially reasonable efforts to cause Participants to display posters or other promotional materials at Participant-owned Centers. All such promotional materials and their deployment must be approved by SLC National Advertising Fund, Inc. prior to use in Centers.

     6.  Non-Solicitation.  eSylvan agrees not to solicit employees or
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independent contractors of Sylvan or Participants to become employees or independent contractors of eSylvan. eSylvan agrees to confirm that Sylvan or Participant employees and independent contractors that seek employment with eSylvan have given notice to Sylvan or a Participant, as the case may be.

     7.  Indemnification.  Sylvan shall defend, indemnify and hold harmless
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eSylvan, of and from any and all claims, actions, causes of actions, suits, proceedings, costs, expenses, liabilities, damages and other losses (including without limitation the costs and expenses incurred in defending or settling any claims), based upon or arising out of or in any way relating to Sylvan's performance of or failure to perform its obligations under any Participation Agreement. Except as provided below, Sylvan shall have the right in its sole discretion to control the defense and settlement of any such action and eSylvan shall have the right to participate in the defense of any such action using counsel of its own choosing, at its own expense. In the event either Sylvan or a court of competent jurisdiction determines that a conflict exists in the representation of both Sylvan and eSylvan with respect to a third-party claim, Sylvan shall, at its expense, retain counsel of its choosing for eSylvan, which counsel shall be reasonably acceptable to eSylvan. Sylvan may not settle any claim against eSylvan without eSylvan's written consent, unless such settlement provides a complete release from all liability without the payment of any consideration by eSylvan and such settlement shall not impose any limitation on the future conduct of eSylvan.

     8.  Miscellaneous.
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         8.1  Governing Law and Disputes.  This Agreement shall be governed by
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and construed in accordance with the laws of the State of Maryland but not including its provisions concerning conflicts of law.

         8.2  Entire Agreement.  This Agreement contains the entire agreement
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of the parties with respect to its subject matter.  This Agreement may not be amended or modified except by written instrument executed by the authorized representative of the parties to this Agreement.

         8.3  Severability; Interpretation.  Should any provision of this
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Agreement be for any reason held invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be deemed restricted in application to the extent required to render it valid; and the
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remainder of this Agreement shall in no way be affected and shall remain valid and enforceable for all purposes, both parties hereto declaring that they would have executed this Agreement without inclusion of such provision. In the event such total or partial invalidity or unenforceability of any provision of this Agreement exists only with respect to the laws of a particular jurisdiction, this paragraph shall operate upon such provision only to the extent that the laws of such jurisdiction are applicable to such provision. All uses of forms of the word "including" in this Agreement mean "including without limitation." The headings and captions contained herein are for the purposes of convenience and reference only and are not to be construed as a part of this Agreement. All terms and words used herein shall be construed to include the number and gender as the context of this Agreement may require. The parties agree that each section of this Agreement shall be construed independently of any other section or provision of this Agreement.

         8.4  Counterparts.  This Agreement may be executed in any number of
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counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

         8.5. Third-Party Beneficiaries. No Licensee shall be deemed an intended third party beneficiary of this Agreement.

                             [SIGNATURES NEXT PAGE]
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     Each of the parties hereto has caused this Agreement to be executed by a duly authorized representative as of the dates set forth below.

eSYLVAN, INC.                     SYLVAN LEARNING SYSTEMS, INC.


By: /s/ David A. Graves           By: /s/ Robert W. Zentz
    _________________________         __________________________

Name:  David A. Graves            Name:  Robert W. Zentz

Title: President                  Title: Vice President